Exhibit (l)(4)

April 24, 2018

TPG Specialty Lending, Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Ladies and Gentlemen:

We have acted as counsel to TPG Specialty Lending, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form N-2 (No. 333-217207), as amended as of March 20, 2018 for purposes of Rule 430C(a) under the Securities Act of 1933, as amended (the “Securities Act”) (as so amended, the “Registration Statement”), and the prospectus, dated May 30, 2017 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto, dated March 20, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), of 522,224 shares of the Company’s common stock, par value $0.01 per share (the “Securities”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	an executed copy of the Underwriting Agreement, dated March 20, 2018, among the Company, TSL Advisers, LLC and the several underwriters named in Schedule 1 thereto;

(d)	a certificate of State Street Bank and Trust Company, as registrar and transfer agent for the Securities, certifying due issuance and registration of the Securities; and

(e)	copies of the Company’s Amended and Restated Certificate of Incorporation and Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each certified by the Secretary of State of the State of Delaware, and the Company’s Bylaws, certified by the Secretary of the Company.

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

TPG Specialty Lending, Inc., p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Prospectus under the headings “Legal Matters” as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit (l)(4)) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Adam E. Fleisher
Adam E. Fleisher, a Partner